Quest Diagnostics Discusses Progress in Executing Strategy to Drive Shareholder Value and Presents Outlook at Investor Day

- Company Expects to Generate 2% to 5% Revenue Growth and Adjusted Diluted EPS Growth of 8% to 10% on Average Over Next Three Years -

- New Target of $600 Million in Additional Run-Rate Savings Over Next Three Years Will Bring Total Run-Rate Savings Expected by End of 2017 to $1.3 billion -

NEW YORK, Nov. 5, 2014 /PRNewswire/ -- At a meeting with analysts and investors at its Investor Day here today, members of the senior management team of Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, plan to discuss the company's industry leadership position and the progress made in executing its strategy to drive shareholder value.  A live webcast of the meeting will be broadcast simultaneously beginning at 9 am ET.

Senior management team speakers including Steve Rusckowski, President and Chief Executive Officer, and Mark Guinan, Chief Financial Officer, will summarize Quest Diagnostics' significant achievements since November 2012, the date of the company's last Investor Day, including:

Restoring growth, including an expected 3.5% increase in revenues in 2014.
Enhancing efficiency and delivering an expected $700 million in run-rate savings exiting 2014 through the company's Invigorate program - exceeding its target.
Simplifying and strengthening the organization to drive growth and operational excellence.
Refocusing on Quest's core diagnostic information services business, generating $800 million in asset sale proceeds.
Returning cash to shareholders with over $1 billion in share repurchases, raising dividends three times since 2011, and investing $1 billion in seven acquisitions in the past two years.

The presentations by Quest senior management will highlight the company's continued focus on opportunities in its core business and will emphasize the following:

Revenue growth: The company expects to continue to achieve sequential improvement in organic revenue growth, with overall average revenue growth of 2% to 5% over the next three years. This expected revenue growth includes potential acquisitions.
Cost savings: The company expects to deliver $600 million in additional total run-rate savings over the next three years, bringing the total run-rate savings expected at the end of 2017 to approximately $1.3 billion.  The company has identified key opportunities to meet this goal, including the standardization of processes, information technology and equipment, which also support the company's efforts to deliver a superior customer experience.
Over the next three years, Quest expects to achieve 8% to 10% adjusted diluted EPS growth on average, excluding the benefit of share repurchases.
In 2015, Quest intends to report financial results and provide guidance using adjusted diluted EPS excluding amortization, which is a commonly used metric by a number of industry peers.  The company estimates full year 2014 amortization charges will be approximately $0.40 per diluted share. Adjusted diluted EPS excluding amortization is expected to grow 8% to 10% on average over the next three years, excluding the benefit of share repurchases.
Quest intends to continue to return the majority of the free cash flow it generates to shareholders through share repurchases and dividends.

"Quest Diagnostics successfully delivered on the commitments we made at our 2012 Investor Day, and our focused, disciplined strategy positions us to continue to be the diagnostic information services leader in a rapidly evolving healthcare environment," said Steve Rusckowski, President and Chief Executive Officer.  "We said in 2012 that it would take time to get back on our growth track. We have made good progress restoring growth, and have seen gradual improvement in underlying trends in utilization and reimbursement. By further enhancing our customers' experience and improving the efficiency of our operations, we expect to deliver 8% to 10% annual EPS growth and 2% to 5% annual revenue growth on average over the next three years."

Reaffirming Outlook for 2014
In the course of the meeting, Quest Diagnostics intends to reiterate its expectations from continuing operations for 2014, before special items, specifically:

Revenues expected to increase approximately 3.5% compared to the prior year;
Adjusted diluted EPS to be between $4.03 and $4.07;
Cash provided by operations to approximate $900 million; and
Capital expenditures to approximate $300 million.

Webcast Attendance
A live webcast of the event will be broadcast simultaneously on the Investor Relations page of the Quest Diagnostics website for all interested parties.  To access the webcast or a replay of the event, visit: www.QuestDiagnostics.com/investor.  The webcast will begin promptly at 9 am ET and conclude at 12:30 pm ET.  A replay will be available following the meeting.

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and  Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

Contacts:
Wendy Bost, Quest Diagnostics (Media): 973-520-2800
Dan Haemmerle, Quest Diagnostics (Investors): 973-520-2900